Exhibit 15


Reading & Bates Corporation


     We are aware that Reading & Bates Corporation has incorporated by reference in its Registration Statements No. 33-44237, No. 33-50828 , No. 33-50565, No. 33-56029, No. 33-61465, No. 33-61471, No. 33-62727, No. 333-
31315 and No. 333-31317 its Form 10-Q for the quarter ended June 30, 1997, which includes our report dated July 14, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Arthur Andersen LLP

Houston, Texas
July 22, 1997